Exhibit 10.3

FTI Consulting 3 Times Square 11th Floor New York, NY 10036 212.247.1010 telephone 212.841.9350 facsimile www.fticonsulting.com

CONFIDENTIAL

May 6, 2010

GSI Group, Inc.

GSI Group Corporation

MES International, Inc.

125 Middlesex Turnpike

Bedford, Massachusetts 01730

Attention:

Ms. Marina Hatsopoulos

Dear Ms. Hatsopoulos:

The purpose of this letter is to confirm the understanding and agreement (the “Agreement”) between GSI Group, Inc., GSI Group Corporation and MES International, Inc. (collectively, the “Client”) and FTI Consulting, Inc. (“FTI”) concerning the Client’s engagement of FTI to provide certain temporary employees to the Client to provide post-petition crisis and turnaround management services (the “Services”) in connection with Client’s current cases under Title 11, Chapter 11 of the United States Code (“Chapter 11”) which are being jointly administered under case 09-14109 in the District of Delaware (the “Court”). This Agreement is effective on May 6th, 2010 (the “Effective Date”). The FTI Standard Terms and Conditions attached hereto as Exhibit “A” are also incorporated herein and forms part of this Agreement.

1.	Temporary Officers, Hourly Temporary Employees and Services

FTI will provide Michael E. Katzenstein to serve as the Client’s Chief Restructuring Officer (the “CRO”) and Gabriel E. Bresler to serve as the Client’s Associate Chief Restructuring Officer (the “Temporary Officers”) reporting to the Board of Directors. The Temporary Officers, as well as any additional Hourly Temporary Staff, (as defined below), shall have such duties as the Client’s board of directors (the “Board”), or any committee of the Board to whom appropriate authority has been delegated by the Board in connection with the Chapter 11 (the “Committee”), may from time to time determine, and shall at all times report to and be subject to supervision by the Board and/or Committee. Without limiting the foregoing, the Temporary Officers, as well as any Hourly Temporary Staff, shall work with other senior management of the Client, and other professionals, to provide the Services.

In addition to providing the Temporary Officers, FTI may also provide the Client with additional staff (the “Hourly Temporary Staff” and, together with the Temporary Officers, the “FTI Professionals”), subject to the terms and conditions of this Agreement. The Hourly Temporary Staff may be assisted by or replaced by other FTI professionals reasonably satisfactory to the Board and/or Committee, as required, who shall also become Hourly Temporary Staff for purposes hereof. FTI will keep the Board and/or Committee reasonably informed as to FTI’s staffing and will not add additional Hourly Temporary Staff to the assignment without first consulting with the Client.

The engagement of FTI to perform the Services shall be subject to the approval of the Bankruptcy Court and shall be substantially as provided in this Agreement as modified by the retention order approved by the Bankruptcy Court. Client agrees, at Client’s expense, to file an application (the “Application”) to employ FTI as crisis and turnaround manager nunc pro tunc to the Effective Date pursuant to § 363 of the Bankruptcy Code. The Client agrees to file all required applications, including the Application, for the employment or retention of FTI at the earliest practical time.

The Services do not include (i) audit, legal, tax, environmental, accounting, actuarial, employee benefits, insurance advice or similar specialist and other professional services which are typically outsourced and which shall be obtained directly where required by the Client at Client’s expense; or (ii) investment banking, including valuation or securities analysis, including advising any party or representation of the Client on the purchase, sale or exchange of securities or representation of the Client in securities transactions. FTI is not a registered broker-dealer in any jurisdiction and will not offer advice or its opinion or any testimony on valuation or exchanges of securities or on any matter for which FTI is not appropriately licensed or accredited. An affiliate of FTI is a broker-dealer but is not being engaged by the Client to provide any investment banking or broker-dealer services. The Client agrees to supply office space, and office and support services to FTI as reasonably requested by FTI in connection with the performance of its duties hereunder.

FTI is providing certain non-bankruptcy services to the Client assisting the Chief Financial Officer with accounting and reporting services. FTI does not believe this assistance is related to the Chapter 11 cases.

2.	Compensation to FTI

Monthly Fee

For services rendered in connection with this assignment, the Client agrees to pay FTI a monthly, non-refundable advisory fee of $175,000 per month for the services of Michael E. Katzenstein and Gabriel E. Bresler. Any additional professionals added as Hourly Temporary Staff will be billed at their current hourly rate. Fees are payable in advance and may be billed as frequently as weekly and will be billed not less frequently than monthly.

The monthly fee provided for Michael E. Katzenstein and Gabriel E. Bresler is a discounted fee that is less than the fees that the Client would incur if FTI were to bill it on an hourly basis. The normal hourly billing rates for any additional professionals with the skills and experience needed for engagements of this kind, for 2010 and which are subject to period revision, are as follows: Senior Managing Directors - $795 to $885; Managing Directors - $675 to $725; Directors - $545 to $620; Consultants - $305 to $485;

Completion Fee:

The Client agrees that FTI shall have a Completion Fee opportunity in partial consideration of the discounted monthly flat fee and to compensate FTI for achieving the restructuring objectives of the Client. If, during the term of this Agreement or during the three (3) months following the termination of this Agreement (which, if a Sale agreement is entered into during such three month period following termination, shall be extended in respect of such agreement until it has been consummated or terminated), the Audit Preparation is completed and Client completes a Restructuring or Sale, FTI will earn a Completion Fee of $1,400,000, payable in cash on the later of the date the Audit Preparation is completed, the effective date of the Restructuring or on closing of the Sale, as the case may be. After August 6, 2010, each Monthly Fee of $175,000 actually paid (but not amounts paid for Hourly Temporary Staff) will be credited against the Completion Fee when earned, but in no event will the Completion Fee be reduced below zero.

“Audit Preparation” means that the required Temporary Officers are prepared to approve the final 2009 financial statement closing package for submission to the Client’s external auditors for purposes of their 2009 audit procedures.

“Restructuring” means the entry of a final non-appealable order of the Bankruptcy Court confirming a plan of reorganization for the Client.

“Sale” means, collectively, any transaction or series of transaction involving an acquisition, merger, consolidation or other business combination pursuant to which the business or assets or substantially all of the assets of any or all of the entities constituting the Client are, directly or indirectly, combined with another company, other than in the ordinary course of business; the acquisition, directly or indirectly, by a buyer or buyers (which term shall include a “group” of persons as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), of equity interests or options, or any combination thereof, constituting a majority of the then outstanding stock of any or all of the entities constituting the Client or possessing the majority of then outstanding voting power of any or all of the entities constituting the Client; any other purchase or acquisition, directly or indirectly, by a buyer or buyers of assets or substantially all of the assets, securities or other interests of any or all of the entities constituting the Client; and the formation of a joint venture partnership with any or all of the entities constituting the Client or direct investment in any or all of the entities constituting the Client for the purpose of effecting a transfer of an interest in the Client to a third party.

In the event that the Client closes upon a Sale in which the Audit Preparation is not necessary or required, then FTI shall be entitled to a reduced Completion Fee in a reasonable amount to be agreed upon by FTI and the Client taking into account FTI’s services in connection with such Sale. In the event that FTI and the Client are unable to agree on an appropriate amount of the reduced Completion Fee, such amount shall be set by the Bankruptcy Court.

The Completion Fee shall be subject to any required approval of the Bankruptcy Court having jurisdiction over the Chapter 11 Cases. The Client agrees to file any required Bankruptcy Court application for approval of the Completion Fee.

Expenses:

In addition to the fees outlined above, FTI will bill for reasonable direct expenses. On no less than a bi-weekly basis, FTI will provide the Client with reasonably detailed billing statements with respect to such expenses. Direct expenses include reasonable and customary out-of-pocket expenses which are billed directly to the engagement such as certain telephone, overnight mail, messenger, travel, meals, accommodations and other expenses specifically related to the engagement. Further, if FTI and/or any of its employees are required to testify or provide evidence at or in connection with any judicial or administrative proceeding relating to this matter, FTI will be compensated by you at its regular hourly rates and reimbursed for reasonable allocated and direct expenses (including counsel fees) with respect thereto.

Cash on Account:

Immediately upon execution of this Agreement or as authorized by the Court, Client will fund the amount of $175,000 “on account,” to be held as an “evergreen retainer” and as continuing security for the payment of fees and expenses to FTI and to be applied to any unpaid amounts due to FTI at the completion of our engagement, with the unused portion of the retainer refunded to the Client upon payment in full of all fees and expenses. Notwithstanding the foregoing, FTI may apply the cash held on account to any unpaid invoices in the event the Client fails to make timely payment. Subject to obtaining any required Bankruptcy Court approvals, the Client agrees to increase or supplement the Cash on Account from time to time during the course of the Engagement in such amounts as the Client and we mutually shall agree are reasonably necessary to a level that will be sufficient to fund Engagement fees, charges, and disbursements to be incurred.

Invoicing and Payments:

FTI will send the Client periodic invoices for fees, charges and disbursements and, in certain circumstances, an invoice may be for estimated fees, charges and disbursements through a date certain. Each invoice constitutes a request for an interim payment against the fee to be determined at the conclusion of our Services. The Client agrees upon submission of each such invoice to wire the invoice amount to us within two (2) business days of our issuing the invoice, without prejudice to the Client’s right to advise us of any differences it may have with respect to such invoice.

Payments to FTI shall be made by wire transfer to the following account:

FTI Wire Instructions:

Bank of America

ABA # 0260-0959-3

Account # 003939577164

Additional Provisions Regarding Fees:

a)	The Client agrees to promptly notify FTI if the Client or any of its subsidiaries or affiliates extends (or solicits the possible interest in receiving) an offer of employment to a principal or employee of FTI involved in this Engagement and agrees that FTI has earned and is entitled to a cash fee, upon hiring, equal to 150% of the aggregate first year’s annualized compensation, including any guaranteed or target bonus and equity award, to be paid to FTI’s former principal or employee that the Client or any of it subsidiaries or affiliates hires at any time up to one year subsequent to the date of the final invoice rendered by FTI with respect to this Engagement.

b)	FTI may stop work or terminate the Agreement immediately upon the giving of written notice to the Client (i) if payments are not made in accordance with this Agreement, (ii) if the Application is not approved by the Bankruptcy Court, (iii) if the Chapter 11 case is dismissed or converted to a Chapter 7 proceeding, or (iv) if a Chapter 11 Trustee or other responsible person is appointed.

c)

(i) In the event that FTI is employed post-petition under § 363 of the Bankruptcy Code, FTI shall invoice the Client for its monthly fees every two weeks in advance and the Client shall pay FTI’s invoices promptly, within two (2) business days of invoice date. If, and only if, local Bankruptcy rules or the order approving the Application so require, FTI shall file with and serve on creditors entitled to notice thereof, a statement of staffing, professional services, compensation or expenses, on a quarterly basis, or as the Bankruptcy Court or rules may direct, and creditors and other parties in interest shall have an opportunity to object thereto and request a hearing thereon. (ii) In the event that FTI is employed post-petition as a “professional person” pursuant to § 327 of the Bankruptcy Code, Bankruptcy Court approval will generally be required to pay FTI’s fees and expenses for Post-petition Services. In most cases of this size and complexity, on request of a party in interest, the bankruptcy court permits the payment of interim fees during the case. The Client agrees that in this situation it will, at the Client’s expense, request the Bankruptcy Court to establish a procedure for the payment of interim fees during the case that would permit payment of interim fees. If the Bankruptcy Court approves such a procedure, we will submit invoices on account against our final fee. These interim invoices will be based on such percentage as the bankruptcy court allows of our internal time charges and costs and expenses for the work performed during the relevant period and will constitute a request for an interim payment against the reasonable fee to be determined at the conclusion of our Engagement.

d)	Any unpaid post-petition fees, charges and disbursements will be due and payable immediately upon entry of an order containing such court approval or at such time thereafter as instructed by the court. The Client understands that while the arrangement in this paragraph may be altered in whole or in part by the bankruptcy court, the Client shall nevertheless remain liable for payment of court approved post-petition fees and expenses. Such items are afforded administrative priority under 11 U.S.C. §503(b)(l). The Bankruptcy Code provides in pertinent part, at 11 U.S.C. §1l29(a)(9)(A), that a plan cannot be confirmed unless administrative claims are paid in full in cash on the effective date of any plan (unless the holders of such claims agree to different treatment). It is agreed and understood that the unused portion, if any, of the Cash on Account shall be held by us and applied against the final fee application filed and approved by the court.

e)	Client agrees that FTI is not an employee of the Client and the FTI employees and independent FTI contractors who perform the Services are not employees of the Client, and they shall not receive a W-2 from the Client for any fees earned under this engagement, and such fees are not subject to any form of withholding by the Client. The Client shall provide FTI a standard form 1099 on request for fees earned under this Engagement.

f)	Copies of Invoices shall be sent by facsimile or email as follows:

To the Client at:

GSI Group, Inc.

GSI Group Corporation

MES International, Inc.

125 Middlesex Turnpike

Bedford, Massachusetts 01730

Attention: Ms. Marina Hatsopoulos

3.	Term

This Agreement is terminable by the Client or by FTI at any time upon the giving of thirty (30) days written notice. Upon such termination by the Client (the “Termination Date”), FTI shall cease work and the Client shall have no further obligation for fees and expenses of FTI arising or incurred after the Termination Date, provided, however, that, notwithstanding any termination by Client or by FTI in the circumstances described in paragraph (b) of “Additional provisions Regarding Fees”,

(A)	The Client shall reimburse FTI for its out-of-pocket expenses (the “Termination Expenses”) incurred in connection with commitments made by FTI prior to the Termination Date with respect to advance travel arrangements reasonably incurred, to the extent FTI is unable to obtain refunds of such expenses. FTI shall provide the Client with reasonable documentation to substantiate all Termination Expenses for which payment is requested; and

(B)	Unless FTI is in default of this Agreement, termination shall not affect FTI’s entitlement to the Completion Fee; provided, however, that FTI shall not be entitled to the Completion Fee if it terminates this Agreement for reasons other than the circumstances described in paragraph (b) of “Additional Provisions Regarding Fees”.

4.	Availability of Information

In connection with FTI’s activities on the Client’s behalf, the Client agrees (i) to furnish FTI with all information and data concerning the business and operations of the Client which FTI reasonably requests, and (ii) to provide FTI with reasonable access to the Client’s officers, directors, partners, employees, retained consultants, independent accountants, and legal counsel. FTI shall not be responsible for the truth or accuracy of materials and information received by FTI under this agreement.

5.	Notices

Notices under this Agreement to the Client shall be provided as set forth in paragraph 2(f).

Notices to FTI shall be to:

3 Times Square, 9th Floor

New York, NY 10036

Attn: Michael E. Katzenstein

Phone: (214) 384-4909

Fax: (214) 260-7127

Email: mike.katzenstein@fticonsulting.com

Notices shall be provided by (a) fax and email, (b) hand delivery, or (c) overnight delivery. If provided by fax and email or hand delivery, they shall be deemed effective the date given. If provided by overnight delivery, they shall be deemed effective on the date of actual receipt.

6.	Miscellaneous

This Agreement: represents the entire understanding of the parties hereto and supersedes any and all other prior agreements among the parties regarding the subject matter hereof; shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors and assigns; may be executed by facsimile (followed by originals sent via regular mail), and in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; and may not be waived, modified or amended unless in writing and signed by a representative of the Client and FTI. The provisions of this Agreement shall be severable. No failure to delay in exercising any right, power or privilege related hereto, or any single or partial exercise thereof, shall operate as a waiver thereof.

If this letter correctly sets forth our understanding, please so acknowledge by signing below and returning a signed copy of this letter to us.

Very truly yours,

FTI CONSULTING, INC.

By:	/s/ Michael E. Katzenstein
Name:	Michael E. Katzenstein
Title:	Senior Managing Director

ACCEPTED AND AGREED this day of May, 2010.

GSI GROUP INC., on behalf of itself and its subsidiaries listed below

By:	/s/ Marina Hatsopoulos
Name: Title:	Marina Hatsopoulos Director

Date:	May 14, 2010

GSI GROUP CORPORATION

MES INTERNATIONAL, INC.

EXHIBIT “A”

FTI CONSULTING, INC.

STANDARD TERMS AND CONDITIONS

The following are the Standard Terms and Conditions on which we will provide the Services to you set forth within the attached letter of engagement with GSI Group, Inc. GSI Corporation and MES International, Inc. dated May 6, 2010. The Engagement letter and the Standard Terms and Conditions (collectively the “Engagement Contract”) form the entire agreement between us relating to the Services and replace and supersede any previous proposals, letters of engagement, undertakings, agreements, understandings, correspondence and other communications, whether written or oral, regarding the Services. The headings and titles in the Engagement Contract are included to make it easier to read but do not form part of the Engagement Contract.

1.	Reports and Advice

1.1	Use and purpose of advice and reports – Any advice given or report issued by us is provided solely for your use and benefit and only in connection with the purpose in respect of which the Services are provided. Unless required by law, you shall not provide any advice given or report issued by us to any third party, or refer to us or the Services, without our prior written consent. In no event, regardless of whether consent has been provided, shall we assume any responsibility to any third party to which any advice or report is disclosed or otherwise made available.

2.	Information and Assistance

2.1	Provision of information and assistance – Our performance of the Services is dependent upon your providing us with such information and assistance as we may reasonably require from time to time.

2.2	Punctual and accurate information – You shall use reasonable skill, care and attention to ensure that all information we may reasonably require is provided on a timely basis and is accurate and complete and relevant for the purpose for which it is required. You shall also notify us if you subsequently learn that the information provided is incorrect or inaccurate or otherwise should not be relied upon.

2.3	No assurance on financial data – While our work may include an analysis of financial and accounting data, the Services will not include an audit, compilation or review of any kind of any financial statements or components thereof. Client management will be responsible for any and all financial information they provide to us during the course of this Engagement, and we will not examine or compile or verify any such financial information. Moreover, the circumstances of the Engagement may cause our advice to be limited in certain respects based upon, among other matters, the extent of sufficient and available data and the opportunity for supporting investigations in the time period. Accordingly, as part of this Engagement, we will not express any opinion or other form of assurance on financial statements of the Client.

2.4	Prospective financial information—In the event the Services involve prospective financial information, our work will not constitute an examination or compilation, or apply agreed-upon procedures, in accordance with standards established by the American Institute of Certified Public Accountants or otherwise, and we will express no assurance of any kind on such information. There will usually be differences between estimated and actual results, because events and circumstances frequently do not occur as expected, and those differences may be material. We will take no responsibility for the achievability of results or events projected or anticipated by the management of the Client.

3.	Additional Services

3.1	Responsibility for other parties – You shall be solely responsible for the work and fees of any other party engaged by you to provide services in connection with the Engagement regardless of whether such party was introduced to you by us. Except as provided in this Engagement Contract, we shall not be responsible for providing or reviewing the advice or services of any such third party, including advice as to legal, regulatory, accounting or taxation matters. Further, we acknowledge that we are not authorized under our Engagement Contract to engage any third party to provide services or advice to you, other than our agents or independent contractors engaged to provide Services, without your written authorization.

4.	Confidentiality

4.1	Restrictions on confidential information – Both parties agree that any confidential information received from the other party shall only be used for the purposes of providing or receiving Services under this or any other contract between us. Except as provided below, neither party will disclose the other party’s confidential information to any third party without the other party’s consent. Confidential information shall not include information that:

4.1.1	is or becomes generally available to the public other than as a result of a breach of an obligation under this Clause 4.1;

4.1.2	is acquired from a third party who, to the recipient party’s knowledge, owes no obligation of confidence in respect of the information; or

4.1.3	is or has been independently developed by the recipient.

4.2	Disclosing confidential information – Notwithstanding Clause 1.1 or 4.1 above, either party will be entitled to disclose confidential information of the other to a third party to the extent that this is required by valid legal process, provided that (and without breaching any legal or regulatory requirement) where reasonably practicable not less than 2 business days’ notice in writing is first given to the other party.

4.3	Citation of engagement – Without prejudice to Clause 4.1 and Clause 4.2 above, to the extent our engagement is or becomes known to the public, we may cite the performance of the Services to our clients and prospective clients as an indication of our experience, unless we and you specifically agree otherwise in writing.

4.4	Internal quality reviews – Notwithstanding the above, we may disclose any information referred to in this Clause 4 to any other FTI entity or use it for internal quality reviews.

4.5	Maintenance of workpapers – Notwithstanding the above, we may keep one archival set of our working papers from the Engagement, including working papers containing or reflecting confidential information, in accordance with our internal policies.

5.	Termination

Termination of Engagement with notice – This Agreement is terminable by the Client or by FTI at any time upon the giving of thirty (30) days written notice. Upon such termination by the Client (the “Termination Date”), FTI shall cease work and the Client shall have no further obligation for fees and expenses of FTI arising or incurred after the Termination Date, provided, however, that, notwithstanding any termination by the Client or by FTI in the circumstances described in paragraph (b) of “Additional Provisions Regarding Fees”,

a)	The Client shall reimburse FTI for its out-of-pocket expenses (the “Termination Expenses”) incurred in connection with commitments made by FTI prior to the Termination Date with respect to advance travel arrangements reasonably incurred, to the extent FTI is unable to obtain refunds of such expenses. FTI shall provide the Client with reasonable documentation to substantiate all Termination Expenses for which payment is requested; and

b)	Unless FTI is in material default of this Agreement, termination shall not affect FTI’s entitlement to the Completion Fee; provided, however, that FTI shall not be entitled to the Completion Fee if it terminates this Agreement for reasons other than the circumstances described in paragraph (b) of “Additional Provisions Regarding Fees”.

5.1	Continuation of terms – The terms of the Engagement that by their context are intended to be performed after termination or expiration of this Engagement Contract, including but not limited to, Clauses 3 and 4 of the Engagement letter, and Clauses 1.1, 4, 6 and 7 of the Standard Terms and Conditions, are intended to survive such termination or expiration and shall continue to bind all parties.

6.	Indemnification and Liability Limitation; Waiver of Jury Trial

6.1	Indemnification and Insurance – Subject to any limitation post-petition required by the Bankruptcy Court, the Client agrees to indemnify and hold harmless FTI and its shareholders, directors, officers, managers, employees, contractors, agents and controlling persons (each, an “Indemnified Party”) from and against any losses, claims, damages or expenses, or if same was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation, in each case by reason of (or arising in part out of) any event or occurrence related to this agreement or any predecessor agreement for services or the fact that any Indemnified Party is or was an agent, officer director, employee or fiduciary of the Client, or by reason of any action or inaction on the part of any Indemnified Party while serving in such capacity (an “Indemnifiable Event”) against expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any Indemnifiable Event. The Application shall include the assumption by the Client of FTI’s right to indemnification in respect of its actions under this Agreement prior to the Petition Date. The Indemnified Party shall promptly forward to the Client all written notifications and other matter communications regarding any claim that could trigger the Client’s indemnification obligations under this Section 6. If the Client so elects or is requested by an Indemnified Party, the Client will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the reasonable fees and disbursements of such counsel. In the event, however, such Indemnified Party is advised by counsel that having common counsel would present such counsel with a conflict of interest or if the defendants in, or targets of, any such action or proceeding include both an Indemnified Party and the Client, and such Indemnified Party is advised by counsel that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Client, or if the Client fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Indemnified Party, in either case in a timely manner, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Client will pay the reasonable fees and disbursements of such counsel; provided, however, that the Client will not be required to pay the fees and disbursements of more than one separate counsel (in addition to local counsel) for an Indemnified Party in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Client assumes, the Indemnified Party will have the right to participate in such litigation and to retain its own counsel at such Indemnified Party’s own expense. The Client further agrees that the Client will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party or any other Indemnified

Party is an actual or potential party to such claim, action, suit or proceeding) unless (i) to the extent that such settlement, compromise or consent purports directly or indirectly to cover the Indemnified Party or any other Indemnified Party, such settlement, compromise or consent includes an unconditional release of the Indemnified Party and each other Indemnified Party from all liability arising out of such claim, action, suit or proceeding, or (ii) to the extent that such settlement, compromise or consent does not purport directly or indirectly to cover the Indemnified Party or any other Indemnified Party, the Client has given the Indemnified Party reasonable prior written notice thereof and used all reasonable efforts, after consultation with the Indemnified Party, to obtain an unconditional release of the other Indemnified Parties hereunder from all liability arising from all liability arising out of such claim, action, suit or proceeding. The Indemnified Party shall not enter into any closing agreement or final settlement that could trigger the Client’s indemnification obligations under this Section 6 without the written consent of the Client, which shall not unreasonably be withheld or delayed or conditioned. The Client will not be liable for any settlement of any action, claim, suit or proceeding affected without the Client’s prior written consent, which consent shall not be unreasonably withheld or delayed or conditioned, but if settled with the consent of the Client or if there be a final judgment for the plaintiff, the Client agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement or judgment, as the case may be.

6.2	This indemnity shall not apply to any portion of any such losses, claims, damages, liabilities and expenses to the extent it is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the bad faith, gross negligence, willful misconduct or violation of law of any such Indemnified Party. The Client agrees to use commercially reasonable best efforts to (i) include Michael E. Katzenstein and Gabriel E. Bresler, and any other FTI personnel who assume officer or director positions with the Client or who perform Services hereunder, FTI and its agents, employees, officers, subcontractors, directors, joint venture partners and members, as insureds under the Client’s directors and officers insurance; and (ii) unless it is unable to do so at a commercially reasonable cost, purchase a three-year directors and officers insurance “tail” or runoff policy (or such a policy for such shorter period as Client has the right to or is otherwise able to purchase) covering the period of FTI’s service.

In connection with this engagement Client represents to FTI that Client hereby represents that (i) it has timely remitted and will continue to timely remit to the appropriate beneficiaries all employee source deductions, payroll and other taxes, benefits deductions, and contribution to employee benefit programs, and has timely collected and remitted sales and use and other similar taxes to appropriate collecting authorities and will continue timely to do so; (ii) there is no litigation or other proceeding pending, or to knowledge of Client, threatened (nor is Client aware of facts that could give rise to such), in each case that seeks or could give rise to personal liability of officers and directors of Client; and (iii) Client has been in continuing compliance with all applicable laws and regulations concerning the discharge, treatment, storage, transportation or use of hazardous materials and is aware of no facts or circumstances that could give rise to Client responsibility or liability under such laws and regulations.

6.3	Limitation of liability – You agree that no Indemnified Person shall have any liability as a result of your retention of FTI, the execution and delivery of this Engagement Contract, the provision of Services or other matters relating to or arising from this Engagement Contract, other than liabilities that shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted.

6.4	WAIVER OF JURY TRIAL – TO FACILITATE JUDICIAL RESOLUTION AND SAVE TIME AND EXPENSE, YOU AND FTI IRREVOCABLY AND UNCONDITIONALLY AGREE NOT TO DEMAND A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE SERVICES OR ANY SUCH OTHER MATTER.

7.	Governing Law and Jurisdiction – The Engagement Contract shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof. The Bankruptcy Court having jurisdiction over the Client’s Bankruptcy case shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning the Engagement Contract and any matter arising from it. The parties submit to the jurisdiction of such Courts and irrevocably waive any right they may have to object to any action being brought in these Courts, to claim that the action has been brought in an inconvenient forum or to claim that those Courts do not have jurisdiction.

FTI CONSULTING, INC.

Confirmation of Standard Terms and Conditions

We agree to engage FTI Consulting, Inc. upon the terms set forth in these Standard Terms and Conditions as outlined above.

GSI GROUP, INC.

By:
[Print Name] [PrintTitle]

Date:

GSI GROUP CAPITAL, INC.

By:
[Print Name] [PrintTitle]

Date:

MES INTERNATIONAL, INC.

By:
[Print Name] [PrintTitle]

Date:

Exhibit B to Post-Petition Services Agreement

FTI Professionals

Temporary Officers

Name	Description
Michael E. Katzenstein*	Chief Restructuring Officer
Gabriel E. Bresler*	Associate Chief Restructuring Officer

Additional Hourly Temporary Staff

Name	Description
TBD

*	Initial FTI Professionals
**	Supplementary professional staff. Any use of these resources will not cause an increase in the Monthly Service Fee without the Client’s subsequent written approval.

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